 Table of Contents

Exhibit 99.1

Nalco Holding Company and Subsidiaries
Segment Information
2005 Results Reclassified to Conform with 2006 Presentation
(Unaudited)

(dollars in millions)	Three Months ended March 31, 2005	Three Months ended June 30, 2005	Three Months ended September 30, 2005	Three Months ended December 31, 2005	Year ended December 31, 2005
Industrial and Institutional Services	$341.0	$377.5	$379.5	$384.1	$1,482.1
Energy Services	210.6	221.5	223.4	244.2	899.7
Paper Services	170.1	176.1	173.9	178.0	698.1
Other	55.9	61.2	58.1	57.3	232.5
Net Sales	$777.6	$836.3	$834.9	$863.6	$3,312.4
Segment direct contribution:
Industrial and Institutional Services	$65.5	$82.9	$87.5	$86.6	$322.5
Energy Services	43.0	39.7	42.8	47.5	173.0
Paper Services	30.1	27.4	30.8	29.7	118.0
Other	(5.2)	(28.9)	(14.2)	(17.6)	(65.9)
Capital charge elimination	19.8	19.6	19.8	19.9	79.1
Total segment direct contribution	153.2	140.7	166.7	166.1	626.7
Expenses not allocated to segments:
Administrative expenses	46.5	47.6	42.0	40.1	176.2
Amortization of intangible assets	20.6	20.5	20.3	20.2	81.6
Business optimization expenses	0.8	17.0	3.5	4.3	25.6
Operating earnings (loss)	85.3	55.6	100.9	101.5	343.3
Other income (expense), net	(3.4)	(0.1)	(0.1)	6.7	3.1
Interest income	2.1	2.0	2.1	2.2	8.4
Interest expense	(62.1)	(64.8)	(65.8)	(65.3)	(258.0)
Earnings (loss) before income taxes and minority interests	$21.9	$(7.3)	$37.1	$45.1	$96.8